Exhibit 99.1

MBIA Inc. Reports First Quarter 2018 Financial Results

PURCHASE, N.Y.--(BUSINESS WIRE)--May 9, 2018--MBIA Inc. (NYSE:MBI) (the Company) today reported a consolidated GAAP net loss of $98 million, or $(1.12) per diluted common share, for the first quarter of 2018 compared to a consolidated GAAP net loss of $72 million, or $(0.55) per diluted common share, for the first quarter of 2017. Losses before income taxes for the first quarter of 2018 declined to $(96) million versus $(120) million for the first quarter of 2017. The Company recorded income taxes of $2 million for the first quarter of 2018 compared to a tax benefit of $48 million for the first quarter of 2017. The adverse variance of income tax provision (benefit) primarily reflects the valuation allowance against the Company’s net deferred tax asset for the first quarter of 2018 and the absence of a valuation allowance for the first quarter of 2017.

Book value per share was $13.97 as of March 31, 2018 compared with $15.44 as of December 31, 2017. The decrease in book value per share since year-end 2017 was due to the consolidated net loss for the quarter, partially offset by the reduction of shares outstanding by 2 million, primarily from the repurchase of MBIA common shares during the first quarter of 2018.

The Company also reported an Adjusted Net Loss (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $61 million or $(0.69) per diluted share for the first quarter of 2018 compared with Adjusted Net Income of $9 million or $0.07 per diluted share for the first quarter of 2017. The negative comparison was primarily due to increased losses and loss adjustment expenses at National, resulting largely from certain of its Puerto Rico exposures.

Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) was $28.60 as of March 31, 2018 compared with $29.32 as of December 31, 2017. The decrease in ABV per share since year-end 2017 was primarily due to additional loss and loss adjustment expense reserves at National, partially offset by the 2 million reduction of shares outstanding resulting primarily from the repurchase of MBIA common shares during the first quarter of 2018.

Adjusted Net Income (Loss) and ABV per share provide investors with views of the Company’s operating results that management uses in measuring financial performance. Reconciliations of ABV per share to book value per share, and Adjusted Net Income (Loss) to net income, calculated in accordance with GAAP, are attached.

Statement from Company Representative

Bill Fallon, MBIA’s Chief Executive Officer noted, “Puerto Rico continues to prominently influence our day-to-day activities and our financial results. Additional losses and loss adjustment expenses related to Puerto Rico credits insured by National were the largest contributor to our Adjusted Net Loss and reduction to Adjusted Book Value for the quarter. We continue to prepare for the eventual resolution of our insured Puerto Rico credits with intentions to minimize our net losses and pursue maximum recoveries of our paid insurance claims.”

MBIA Inc.

As of March 31, 2018, MBIA Inc.’s liquidity position totaled $419 million, unchanged from December 31, 2017, consisting primarily of cash and cash equivalents and other highly liquid invested assets. During the first quarter of 2018, $18 million of National’s 2015 tax payment was released to MBIA Inc. from the tax escrow facility and the Company also benefitted from lower net collateral posting requirements related to swaps contracts and the assets backing the outstanding investment agreements. MBIA Inc. also repurchased the $20 million of MBIA Global Funding LLC medium-term notes maturing in 2018 during the first quarter of 2018.

During the first quarter of 2018, National purchased 2.0 million of MBIA Inc. common shares at an average price of $7.25 per share. As of May 3, 2018, there was $236 million remaining under the Company’s $250 million share repurchase authorization that was approved on November 3, 2017 and 90.5 million of the Company’s common shares were outstanding. Subsequent to quarter-end, MBIA Inc. issued 1.2 million shares of MBIA common shares in accordance with the net settlement exercise provisions of warrants related to 9.9 million of MBIA common shares.

National Public Guarantee Financial Corporation

National had statutory capital of $2.7 billion and claims-paying resources totaling $4.1 billion as of March 31, 2018. National’s total fixed income investments plus cash and cash equivalents had a book/adjusted carrying value of $3.4 billion as of March 31, 2018. National’s insured portfolio declined by $5 billion during the quarter, ending the quarter with $67 billion of gross par outstanding. National ended the quarter with a leverage ratio of gross par to statutory capital of 24 to 1, down from 26 to 1 as of year-end 2017.

MBIA Insurance Corporation

The statutory capital of MBIA Insurance Corporation as of March 31, 2018 was $455 million and claims-paying resources totaled $1.5 billion. As of March 31, 2018, MBIA Insurance Corporation’s liquidity position (excluding resources from its subsidiary and branch) totaled $130 million consisting primarily of cash and cash equivalents and liquid short-term invested assets.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Thursday, May 10, 2018 at 8:00 AM (ET) to discuss its first quarter 2018 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 3195318. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the conference call will become available approximately two hours after the completion of the call and will remain available until 11:59 p.m. on May 24 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The code for the replay of the call is 3195318. In addition, a recorded replay of the call will become available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,, “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will,” “will likely result,” “looking forward,” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other factors, the possibility that MBIA Inc. or National will experience increased credit losses or impairments on public finance obligations issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress; the possibility that loss reserve estimates are not adequate to cover potential claims; MBIA Inc.’s or National’s ability to fully implement their strategic plan; and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying MBIA Inc.’s or National’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in MBIA Inc.’s subsequent filings with the Securities and Exchange Commission. MBIA Inc. and National caution readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. National and MBIA Inc. undertake no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (ABV), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value by removing the GAAP book value amounts for items that are not expected to impact shareholder value and to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Adjusted Net Income (Loss): Adjusted Net Income (Loss) is a useful measurement of performance because it measures income from the Company excluding its international and structured finance insurance segment, which is not part of our ongoing business strategy. Also excluded from Adjusted Net Income (Loss) are investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, and realized gains and losses on extinguishment of debt. Adjusted Net Income (Loss) eliminates the tax provision (benefit) as a result of the establishment of a full valuation allowance against the Company’s net deferred tax asset in 2017. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of the excluded items previously noted. Adjusted Net Income (Loss) as defined by the Company does not include all revenues and expenses required by GAAP. Adjusted Net Income (Loss) is not a substitute for and should not be viewed in isolation from GAAP net income.

Adjusted Net Income (Loss) per share represents that amount of Adjusted Net Income (Loss) allocated to each fully diluted weighted-average common share outstanding for the measurement period.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions except share and per share amounts)

	March 31, 2018	December 31, 2017
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $3,812 and $3,728)	$3,757	$3,712
Investments carried at fair value	228	200
Investments pledged as collateral, at fair value (amortized cost $34 and $147)	32	148
Short-term investments, at fair value (amortized cost $448 and $589)	448	589
Other investments (includes investments at fair value of $- and $4)	1	6
Total investments	4,466	4,655
Cash and cash equivalents	120	122
Premiums receivable	368	369
Deferred acquisition costs	92	95
Insurance loss recoverable	530	511
Other assets	134	128
Assets of consolidated variable interest entities:
Cash	21	24
Investments held-to-maturity, at amortized cost (fair value $901 and $916)	890	890
Investments carried at fair value	176	182
Loans receivable at fair value	1,662	1,679
Loan repurchase commitments	407	407
Other assets	27	33
Total assets	$8,893	$9,095
Liabilities and Equity
Liabilities:
Unearned premium revenue	$712	$752
Loss and loss adjustment expense reserves	1,006	979
Long-term debt	2,154	2,121
Medium-term notes (includes financial instruments carried at fair value of $146 and $115)	790	765
Investment agreements	330	337
Derivative liabilities	219	262
Other liabilities	162	165
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $1,031
and $1,069)	2,260	2,289
Total liabilities	7,633	7,670
Equity:
Preferred stock, par value $1 per share; authorized shares--10,000,000; issued and outstanding--none	-	-
Common stock, par value $1 per share; authorized shares--400,000,000; issued shares--283,569,254
and 283,717,973	284	284
Additional paid-in capital	3,174	3,171
Retained earnings	1,164	1,095
Accumulated other comprehensive income (loss), net of tax of $7 and $16	(241)	(19)
Treasury stock, at cost--194,243,689 and 192,233,526 shares	(3,133)	(3,118)
Total shareholders' equity of MBIA Inc.	1,248	1,413
Preferred stock of subsidiary	12	12
Total equity	1,260	1,425
Total liabilities and equity	$8,893	$9,095

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions except share and per share amounts)

	Three Months Ended March 31,
	2018	2017

Revenues:
Premiums earned:
Scheduled premiums earned	$23	$28
Refunding premiums earned	17	21
Premiums earned (net of ceded premiums of $1 and $1)	40	49
Net investment income	31	52
Fees and reimbursements	6	2
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	(19)	(31)
Unrealized gains (losses) on insured derivatives	14	(22)
Net change in fair value of insured derivatives	(5)	(53)
Net gains (losses) on financial instruments at fair value and foreign exchange	(9)	17
Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	-
Other-than-temporary impairments recognized in accumulated
other comprehensive income (loss)	(1)	(2)
Net investment losses related to other-than-temporary impairments	(1)	(2)
Net gains (losses) on extinguishment of debt	-	8
Other net realized gains (losses)	(1)	3
Revenues of consolidated variable interest entities:
Net investment income	8	6
Net gains (losses) on financial instruments at fair value and foreign exchange	4	(33)
Other net realized gains (losses)	-	28
Total revenues	73	77

Expenses:
Losses and loss adjustment	72	94
Amortization of deferred acquisition costs	4	7
Operating	20	29
Interest	51	48
Expenses of consolidated variable interest entities:
Operating	2	2
Interest	20	17
Total expenses	169	197
Income (loss) before income taxes	(96)	(120)
Provision (benefit) for income taxes	2	(48)
Net income (loss)	$(98)	$(72)

Net income (loss) per common share:
Basic	$(1.12)	$(0.55)
Diluted	$(1.12)	$(0.55)

Weighted average number of common shares outstanding:
Basic	88,131,373	131,402,465
Diluted	88,131,373	131,402,465

ADJUSTED NET INCOME (LOSS) RECONCILIATION(1)
(In millions)

	Three Months Ended
	March 31,
	2018		2017
Net income (loss)	$(98)		$(72)
Less: adjusted net income (loss) adjustments:
Income (loss) before income taxes of the international and structured
finance insurance segment and eliminations	(36)		(165)
Adjustments to income before income taxes of the U.S. public finance insurance and corporate segments:
Mark-to-market gains (losses) on financial instruments(2)	22		32
Foreign exchange gains (losses)(2)	(13)		(7)
Net gains (losses) on sales of investments(2)	(5)		2
Net investment losses related to OTTI	(1)		(2)
Net gains (losses) on extinguishment of debt	-		8
Other net realized gains (losses)	(2)		(1)
Adjusted net income adjustment to the (provision) benefit for
income tax(3)	(2)		52
Adjusted net income (loss)	$(61)		$9

Adjusted net income (loss) per diluted common share	(0.69)	(4)	0.07	(5)

(1) - A non-GAAP measure; please see Explanation of non-GAAP Financial Measures.
(2) - Reported within “Net gains (losses) on financial instruments at fair value and foreign exchange” on the Company’s consolidated statements of operations.
(3) - Reported within “Provision (benefit) for income taxes” on the Company’s consolidated statements of operations.
(4) - Adjusted net income (loss) per diluted common share is calculated by taking adjusted net income (loss) divided by the GAAP weighted average number of diluted common shares outstanding.
(5) - Adjusted net income (loss) per diluted common share is calculated by taking adjusted net income divided by the weighted average number of diluted common shares outstanding, which includes GAAP diluted weighted average number of common shares of 131,402,465 and the dilutive effect of common stock equivalents of 617,622 shares.

COMPONENTS OF ADJUSTED BOOK VALUE PER SHARE(1)

	As of March 31, 2018	As of December 31, 2017

Reported Book Value per Share	$13.97	$15.44
Reverse book value of the MBIA Corp. legal entity (2)	9.32	8.84
Book value after MBIA Corp. legal entity adjustment	23.29	24.28
Other book value adjustments:
Reverse net unrealized (gains) losses on available-for-sale securities included in other comprehensive income (loss)	0.70	0.26
Add net unearned premium revenue (3)	4.61	4.78
Total other book value adjustments per share	5.31	5.04
Adjusted book value per share	$28.60	$29.32

(1) A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.
(2) The book value of the MBIA Corp. legal entity does not provide significant economic or shareholder value to MBIA Inc.
(3) Consists of financial guarantee premiums, net of deferred acquisition costs. The discount rate on financial guarantee installment premiums was the risk-free rate as defined by the accounting principles for financial guarantee insurance contracts.

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(Dollars in millions)

National Public Finance Guarantee Corporation
	As of	As of
	March 31, 2018	December 31, 2017
Policyholders' surplus	$2,169	$2,166
Contingency reserves	565	594
Statutory capital	2,734	2,760

Unearned premiums	554	585
Present value of installment premiums (1)	163	164
Premium resources (2)	717	749

Net loss and loss adjustment expense reserves (1)	201	227
Salvage reserves	428	387
Gross loss and loss adjustment expense reserves	629	614
Total claims-paying resources	$4,080	$4,123

Net debt service outstanding	$121,712	$129,668

Capital ratio (3)	45:1	47:1

Claims-paying ratio (4)	31:1	33:1

MBIA Insurance Corporation
	As of	As of
	March 31, 2018	December 31, 2017
Policyholders’ surplus	$223	$237
Contingency reserves	232	227
Statutory capital	455	464

Unearned premiums	193	195
Present value of installment premiums (5) (7)	192	192
Premium resources (2)	385	387

Net loss and loss adjustment expense reserves (5)	(801)	(792)
Salvage reserves (6)	1,425	1,428
Gross loss and loss adjustment expense reserves	624	636
Total claims-paying resources	$1,464	$1,487

Net debt service outstanding	$19,736	$20,151

Capital ratio (3)	43:1	43:1

Claims-paying ratio (4)	13:1	14:1

(1) Calculated using a discount rate of 3.25% as of March 31, 2018 and December 31, 2017.
(2) Includes financial guarantee and insured credit derivative related premiums.
(3) Net debt service outstanding divided by statutory capital.
(4) Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.
(5) Calculated using a discount rate of 5.20% as of March 31, 2018 and December 31, 2017.
(6) This amount primarily consists of expected recoveries related to the Company's excess spread, put-backs and CDOs.
(7) Based on the Company's estimate of the remaining life for its insured exposures.

CONTACT:
MBIA Inc.
Greg Diamond, 914-765-3190
Investor and Media Relations
greg.diamond@mbia.com